Exhibit 2A.1

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

a Delaware Limited Liability Company

THE SHARES IN REI CAPITAL GROWTH, LLC ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN §8 OF THIS AGREEMENT. FURTHER, THE SHARES HAVE NOT BEEN REGISTERED (i) UNDER ANY STATE SECURITIES LAWS (THE “STATE ACTS”), (ii) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AS AMENDED FROM TIME TO TIME (OR ANY CORRESPONDING PROVISIONS OF SUCCEEDING LAW) (THE “FEDERAL ACT”, “1933 ACT” OR “SECURITIES ACT”)), OR (iii) UNDER THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION (THE “FOREIGN ACTS”). NEITHER THE SHARES NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF §10 OF THIS AGREEMENT AND (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE STATE ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH STATE ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR IN A TRANSACTION THAT IS EXEMPT FROM REGISTRATION UNDER THE FEDERAL ACT OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED, AND (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE FOREIGN ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH FOREIGN ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED. THEREFORE, PURCHASERS OF THE SHARES WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD OF TIME. THE SHARES SHALL NOT BE TRANSFERRED OF RECORD, EXCEPT IN COMPLIANCE WITH THESE LAWS AND THIS AGREEMENT.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

i

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

ii

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

iii

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Operating Agreement”, “LLC Agreement, or “Agreement”) OF REI CAPITAL GROWTH, LLC (“REICG”, the “FUND”, or the “Company”) is entered into and shall be effective as of September 1, 2020 (the “Effective Date”), by and among those Persons who have executed this Agreement or a counterpart hereof, or who become parties hereto pursuant to the terms of this Agreement.

WHEREAS, on November 7, 2018, the Company was formed pursuant to a Certificate of Formation (the “Certificate of Formation”) filed with the Secretary of State of the State of Delaware under the State of Delaware Limited Liability Company Act (the “Act”).

WHEREAS, this Agreement shall constitute the LLC Agreement (within the meaning of the Act) of the Company, and shall be binding upon all Persons now or at any time hereafter who are Member hereto.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as documented herein.

SECTION 1 - THE COMPANY

1.1 Formation

The Company was formed as a Limited Liability Company organized pursuant to the provisions of the Act by the filing of the Certificate of Formation. The parties hereto acknowledge and agree that the Members identified as such on counterpart signature pages to this Agreement previously have been or are hereby admitted to the Company as Members as of the Effective Date. The Company shall be governed by the Act, subject to the terms and conditions of this Agreement.

1.2 Name

a)	The name of the Company is REI Capital Growth, LLC (“REICG”, the “FUND”, or the “Company”) and all business of the Company shall be conducted in such name or in any other name that is selected by the Board of Members (the “Board”). The words “Limited Liability Company”, “LLC”, or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires.

b)	The Board may change the name of the Company without the approval of any Member, and may amend the Certificate of Formation to give effect to such change in name. The Board shall notify Members of any such name change.

c)	In connection with the ownership, management, and operation of the Company, for so long as REICM is the Manager, REICM is granted, free of charge, a perpetual and worldwide license to use the trade names, trademarks, and service marks REICG and the REICG logo (collectively, together with all improvements and additions whenever made to or associated with any for the foregoing by REICG or anyone else, the “Marks”). Notwithstanding anything herein express or implied to the contrary, neither REICM nor any Member thereof has any right, title, or interest in the Marks. The Marks are trademarks and service marks owned by REICG and the Marks are and will continue to be the sole property of REICG.

d)	Upon termination of the Company or the termination or withdrawal of the Manager, REICM shall not have any rights to use or display any of the Marks for any purpose whatsoever. If requested to do so by REICG, REICM will remove any and all signs, materials, documents, inventory, amenities, supplies, or other matter containing the Marks from materials produced or in use by REICM.

e)	REICM shall not challenge or contest in any way (i) REICG’s registration or application for registration of the Marks with the U.S. Patent & Trademark Office, (ii) the validity of the Marks, (iii) REICG’s exclusive worldwide ownership of the Marks, or (iv) REICG’s right to grant to others licenses to use the Marks.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

1.3 Purposes and Powers; Company’s Business

The purposes of the Company shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose, or activity that lawfully may be conducted by a Limited Liability Company organized pursuant to the Act, (b) acquire, hold and dispose of interests in any corporation, partnership, joint venture, Limited Liability Company, trust, or other entity and, in connection therewith, to exercise all of the rights and powers conferred upon the Company with respect to its interests therein, and (c) conduct any and all activities related or incidental to the foregoing purposes.

1.4 Principal Place of Business; Registered Agent and Registered Office

a)	The principal place of business of the Company shall be located at 970 Summer Street, Stamford, CT 06905. The Board, in its sole discretion, may change the principal place of business of the Company upon notice to the Shareholders.

b)	The Company shall maintain a registered agent and registered office as required by the Act. The registered agent of the Company in the State of Delaware, and the registered agent for service of process on the Company at such registered office, as of the Effective Date are as set forth in the Certificate of Formation. The Board may change the registered agent and/or the registered office of the Company (and may cause the Certificate of Formation to be amended to reflect any such change) at any time and from time to time in its sole discretion.

1.5 Term

The term of the Company (the “Term”) commenced on the date the Certificate of Formation filed in accordance with the Act and shall continue until it is dissolved pursuant to the provisions of §11 or as otherwise provided by law.

1.6 Definitions

Capitalized words and phrases used in this Agreement have the following meanings:

Acquisition Cost

Means the total costs incurred by the Company or any of its Subsidiaries, or reimbursable by the Company to the Manager or any or any of its affiliates, or an Affiliate of REICG, which amounts shall include the full purchase price and all costs incurred in connection with acquiring a Strategic Investment including, but not limited to, due diligence investigations, closing costs, financing costs, the fees of attorneys, consultants, appraisers, and other advisers, and commissions.

Act

Means the Delaware Limited Liability Company Act (Delaware Code Annotated, Title 6, Chapter 18), as amended from time to time (or any corresponding provisions of succeeding law).

Affiliate

Shall mean with respect to any Person directly or indirectly controlling, controlled by, or under common control with such Person in association with the Company and/or REICM.

Agreement

Means this Limited Liability Company Agreement, as amended and restated from time to time. Words such as herein, hereinafter, hereof, hereto, and hereunder refer to this Agreement as a whole, unless the context otherwise requires.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

Applicable Value

Shall mean, as of any date, with respect to any Member Interest held in the Company, the Net Asset Value per Member Interest. See Net Asset Value.

Benefit Plan Investor

Means any Member that is (i) an Employee Benefit Plan (as defined in §3(3) of the Employee Retirement Income Security Act (“ERISA”) of the United States of America (“U.S.”)) that is subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a Plan to which §4975 of the Code applies, (iii) an entity whose underlying assets include the assets of any such Employee Benefit Plan or Plan by reason of ERISA or the Plan Assets Regulation, or otherwise (including certain insurance company general accounts) for purposes of §406 of ERISA or §4975 of the Code, or (iv) a Benefit Plan Investor as such term is otherwise defined in any regulations promulgated by the U.S. Department of Labor under §3(42) or ERISA.

Board

Has the meaning ascribed to it in §4.1(a) herein.

Board Member

Has the meaning ascribed to it in §4.2 herein.

Business Day

Means any day other than Saturday, Sunday, or a day on which national banking associations in New York City, New York are authorized or obligated by applicable law or executive order to be closed.

Capital Contribution

Means, with respect to any Member, the total amount of money contributed to the Company by such Shareholder in exchange for the equity interest(s) issued to such Member. For purposes herein, Member and Shareholder and Member Interests, Shares, or Tokens are used interchangeably, in order to facilitate an understanding of the nature of the equity interest sold to investors admitted as Members.

Certificate

Means a certificate in such form as may be adopted by the Board and issued by the Company, evidencing ownership of one or more Shares.

Certificate of Formation

Has the meaning ascribed to it in the recitals of this Agreement.

Code or IRC

Means the U.S. Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law) as enforced by the U.S. Internal Revenue Service (“IRS”).

Company

Means REI Capital Growth, LLC (“REICG”), a Delaware Limited Liability Company.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

Control

Means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The terms controlling, controlled by, and under common control with shall have corresponding meanings.

Conflict of Interest

Means (i) any matter that the Manager believes may involve a conflict of interest that is not otherwise addressed by the Company’s conflicts of interest policy, or (ii) any transaction that is deemed to be a Principal Transaction.

Disabling Conduct

Has the meaning ascribed to it in §10.2 herein.

DOL

Means the U.S. Department of Labor.

Effective Date

Has the meaning ascribed to it in the preamble of this Agreement.

ERISA

Means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder and interpretations thereof as promulgated by the DOL, as in effect from time to time.

ERISA Shareholder

Means any Shareholder that is (i) a Benefit Plan Investor and/or (ii) subject to any Similar Law.

Exculpated Person

Has the meaning ascribed to it in §10.2 herein.

Exchange Act or 1934 Act

Means the Securities Exchange Act of 1934, as amended, supplemented, or restated from time to time and any successor to such statute, and the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) or other governing U.S. Agency thereunder.

Federal Act

Has the meaning ascribed to it in the Legend to this Operating Agreement.

Free Cash Flow

Means the Company’s cash flows provided by operating activities less capital expenditures, excluding the acquisition of new commercial properties.

Foreign Acts

Has the meaning ascribed to it in the Legend to this Operating Agreement.

Independent Representative

Means an independent representative appointed by the Manager to review and approve certain transactions involving a Conflict of Interest, in order to protect the interests of the Company and the Shareholders.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

Investment Committee

Has the meaning ascribed to it in §4.12(a).

Investment Company Act

Means the Investment Company Act of 1940, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated by the SEC or other governing U.S. Agency thereunder.

REICG

Means REI Capital Growth, LLC, a Delaware Limited Liability Company.

Leverage Policy

Has the meaning ascribed to it in §4.10.

Liquidating Events

Has the meaning ascribed to it in §11.1.

Liquidating Trustee

Has the meaning ascribed to it in §11.2.

Manager or REICM

Means REI Capital Management, LLC, a Delaware Limited Liability Company, in its capacity as the Manager of the Company.

Market Price

Means the value of a Share on an established market; should there not be an established market, the value of a Share shall be determined by the NAV per share.

Marks

Has the meaning ascribed to it in §1.2(c).

Net Asset Value (“NAV”)

Shall mean the value of a Share as determined by the authority and at the sole discretion of the Board within the definition of Net Asset Value (“NAV”) as given in the Offering Circular: “the value of the consolidated assets of the FUND divided by the total of the FUND’s fully diluted, outstanding shares”. The Board, in its sole discretion, shall determine the value of any individual FUND asset or liability for which the Board believes the carrying value thereof is not reflective of market value, as of the date of NAV calculation. The Board shall implement a methodology to determine NAV on a consistent basis and representative of Shareholder value. Determination of NAV shall commence after the FUND’s first complete fiscal quarter and will continue quarterly thereafter.

, based on the net total carrying value of consolidated assets the FUND.

Offering Document

Means, with respect to any class or series of Shares, the prospectus, offering circular, offering memorandum, private placement memorandum or other offering document related to the initial or secondary offering of such Shares, approved by the Board.

Officer

Has the meaning ascribed to it in §4.8(a).

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

OC Unit

Shall mean a single ownership interest in the Operating Company. The value of an OC Unit will be determined in the same manner as an Equity Share. See Net Asset Value.

Operating Company (“OC”)

Refers to a wholly owned and controlled subsidiary of REICG. The OC is a holding company and will hold substantially all FUND Assets and conduct all FUND Operations. REICG will manage substantially all FUND Assets and Operations through the OC. Phat Holding LLC is REICG’s sole Operating Company as of the Operations Start Date.

Operations Start Date

Means the date when the Company commences operations.

Person

Means any individual, corporation, Limited Liability Company, partnership, estate, trust (or portion thereof), association, joint stock company, government agency or political subdivision thereof, charitable organization, or other entity.

Plan Assets

Has the meaning set forth in the Plan Assets Regulation (as modified by §3(42) of ERISA) or as set forth in the applicable provisions of any Similar Law.

Plan Assets Regulation

Means the regulations issued by the DOL at §2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the U.S. Code of Federal Regulations, as modified by §3(42) of ERISA.

Principal Transaction

Means any transaction between the Manager or any of their respective Affiliates, on the one hand, and the Company or one of its Subsidiaries, on the other hand.

Redemption Plan

Has the meaning ascribed to it in §8.3.

Regulations

Means U.S. Treasury Regulations, including Temporary Regulations, promulgated under the Code, as such, regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

REIT

Means Real Estate Investment Trust, as such term is defined in §856 of the Code. The Company is not a REIT.

Share

Means a single membership interest in REICG, which equity percentage is the quotient derived by dividing a Share by the total number of all Shares issued and held (i.e., outstanding) by all Shareholders, considering only a single class of shares and the absence of any preferred membership interests, that are issued pursuant to §2.1, §2.2, or §2.6, with the rights, powers and duties set forth herein. The number of Shares outstanding at any time shall be set forth in the books and records of the Company, as hereafter modified, supplemented, or amended from time to time to reflect changes in Shareholders or the Shares held thereby.

Share Designation

Has the meaning ascribed to it in §2.2(a).

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

Shareholder

Means any Person that is identified as a Shareholder of the Company on the books and records of the Company, as hereafter modified, supplemented, or amended from time to time, so long as such Person has not ceased to be a Shareholder of the Company pursuant to the terms of this Agreement, and any Person that becomes a substituted Shareholder of the Company pursuant to the terms of this Agreement and has not ceased to be a Shareholder of the Company pursuant to the terms of this Agreement. Shareholders means all such Persons. A Shareholder is a Member of the Company and for purposes herein, Shareholder and Member are used interchangeably and as equivalents.

Similar Law

Means any federal, state, local, non-U.S. or other law or regulation that contains one or more provisions that are (i) similar to any of the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or §4975 of the Code and/or (ii) similar to the provisions of the Plan Assets Regulation or would otherwise provide that FUND Assets could be deemed to include Plan Assets under such law or regulation.

State Acts

Has the meaning ascribed to it in the Legend to this Operating Agreement.

Strategic Investment

Means any direct or indirect, current or contingent interest, option, or commitment to acquire interests in any real estate properties or portfolios of real estate properties (including through the Operating Company).

Subscription Agreement

Means an agreement evidencing a Shareholder’s subscription for Shares.

Subsidiary

Means, (a) with respect to any Person, any other person of which fifty percent (50%) or more of (i) the voting power or (ii) the outstanding equity interests, is owned, directly or indirectly, including through beneficial ownership, by such Person and (b) with respect to the Company, any Operating Company in which the Company directly or indirectly owns an interest and over which the Company has managerial control. For avoidance of doubt, none of the Company or any of its Subsidiaries shall be deemed a Subsidiary of the Manager or any of its Affiliates.

Substitute Shareholder

Means a Person who is admitted as a Shareholder of the Company, as a result of a transfer of Shares to such Person.

Target Growth Rate

The Company will target annual increases in NAV that may vary from time to time and shall be based on appreciation in the NAV of the FUND’s real estate portfolio together with investment of the Company’s free cash flow into the acquisition of additional properties for the FUND’s real estate portfolio.

Term

Has the meaning ascribed to it in §1.5.

Transfer

Means to give, sell, assign, pledge, hypothecate, devise, bequeath, or otherwise dispose of, transfer, or permit to be transferred, during life or at death, but excludes any redemption of Shares. With respect to any Shareholder for which Shares constitute all or substantially all of such Shareholder’s assets, a sale or other conveyance of a majority of the equity or ownership interests of or control of such Shareholder to an unaffiliated third party shall constitute a Transfer of the Shares held by such Shareholder. Transfer when used as a noun means any Transfer transaction.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

Transfer Agent

Means, with respect to any class of Shares, such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for such class of Shares; provided that if no Transfer Agent is specifically designated for such class of Shares, the Company shall act in such capacity.

Warehoused Transactions

Has the meaning ascribed to it in §4.14.

SECTION 2 - CAPITAL CONTRIBUTIONS

2.1 Shareholders

a)	A Person shall be admitted as a Shareholder and shall become bound by the terms of this Agreement as a Member of the Company, if such Person purchases or otherwise lawfully acquires any Share in accordance with the provisions of §§2 and 8 hereof. A Person may become a Shareholder without the consent or approval of any of the Shareholders.

b)	The name and mailing address of each Shareholder shall be listed on the books and records of the Company maintained by the Company (or the Transfer Agent, if any) for such purpose. The Manager shall update the books and records of the Company from time to time as necessary, to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

c)	Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Shareholders shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Shareholder.

d)	Unless otherwise provided herein (including, without limitation, in connection with any redemption or repurchase pursuant to §8 or enforcement of the transfer and ownership restrictions contained in §§8 and 9), Shareholders may not be expelled from or removed as Shareholders of the Company. Except in connection with any Redemption Plan established pursuant to §8.3, Shareholders shall not have any right to resign from the Company; provided, that when a transferee of a Shareholder’s Shares becomes a Shareholder, such transferring Shareholder shall cease to be a Shareholder of the Company with respect to the Shares so transferred.

e)	Except to the extent expressly provided in this Agreement: (i) no Shareholder shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, of dissolution or termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Shareholder holding any class or series, if any, of any Shares of the Company shall have priority over any other Shareholder holding the same class or series of Shares either as to the return of Capital Contributions or as to distributions; (iii) no interest shall be paid by the Company on Capital Contributions; and (iv) no Shareholder, in its capacity as such, shall participate in the operation or management of the business of the Company, transact any business in the Company’s name, or have the power to sign documents for or otherwise bind the Company by reason of being a Shareholder.

f)	For the avoidance of doubt, the Manager is not a Shareholder of the Company by virtue of its position as “Manager” of the Company, but may own or be granted Shares to be held in its own right, including its directors, officers, executives, or employees.

2.2 Authorization to Issue Shares

a)	The Company may issue Shares, options, rights, warrants, and appreciation rights relating to Shares, for any Company purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) or for no consideration and on such terms and conditions as the Board shall determine, all without the approval of any Shareholders, notwithstanding any provision of §7.1 or §7.2. Notwithstanding the foregoing, the purchase price for each Share being offered pursuant to any Offering Document shall be $10.00. Each Share shall have the rights and be governed by the provisions set forth in this Agreement and, with respect to additional Shares of the Company that may be issued by the Company in one or more classes or series, with such designations, preferences, rights, powers and duties (which may be junior to, equivalent to, senior or superior to, any existing classes or series of Shares of the Company), as shall be fixed by the Board and reflected in a written action or actions approved by the Board (each, a “Share Designation”). Except to the extent expressly provided in this Agreement (including any Share Designation), no Shares shall entitle any Shareholder to any preemptive, preferential or similar rights with respect to the issuance of Shares.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

b)	A Share Designation (or any resolution of the Board amending any Share Designation) shall be effective when a duly executed original of the same is delivered by the Board for inclusion among the permanent records of the Company, and shall be annexed to, and constitute part of, this Agreement. Unless otherwise provided in the applicable Share Designation, the Manager may at any time increase or decrease the amount of Shares of any class or series, but not below the number of Shares of such class or series then Outstanding.

c)	Unless otherwise provided in the applicable Share Designation, if any, the Company is authorized to issue an unlimited number of Shares. All Shares issued pursuant to, and in accordance with the requirements of, this §2 shall be validly issued Shares in the Company, except to the extent otherwise provided in the Act or this Agreement (including any Share Designation).

d)	The Board may, at any time in its sole discretion and without the consent of any Shareholder, amend this Agreement (including without limitation §3 with respect to distributions provided for hereunder) to the extent necessary to give effect to the designations, preferences, and other rights pertaining to additional Membership Interests in the Company (or rights, options, warrants, convertible, or exchangeable securities with respect thereto) issued pursuant to this §2.2 and make filings under the Act or otherwise in order to reference the existence or creation of a class or series of additional Membership Interests in the Company in connection therewith, after giving effect to the terms of this Agreement.

(e)	As of the date of this Agreement, all Shares have been designated as Shares.

2.3 Other Matters

a)	Shares shall be evidenced by entries on the books of the Company. Digital Certificates (i.e., Tokens) representing Shares shall be issued.

b)	Except for its obligations to make Capital Contributions to the Company and other payments as expressly provided for herein, no Shareholder shall otherwise be liable to the Company for the repayment, satisfaction, or discharge of the Company’s debts, liabilities and obligations. No Shareholder shall be personally liable to any third party for any debt, liability or other obligation of the Company.

c)	Each Share shall have the rights and be governed by the provisions set forth in this Agreement. None of such Shares shall have any preemptive rights, or give Shareholders thereof any rights to convert into any other securities of the Company. Shares shall not entitle the Shareholder to vote on any matter of the Company.

d)	As long as there is any Shareholder that has identified itself in its Subscription Agreement as an ERISA Shareholder, the Manager intends to use commercially reasonable efforts to manage the investments of the Company and conduct the Company’s business and affairs so that the Company should qualify for an exemption under the Plan Assets Regulation. If the Manager determines that the Company has failed to qualify as an “operating company” and has failed to qualify for any other exemption under the Plan Assets Regulation (such as the exemption under which the equity interests in the Company held by Benefit Plan Investors must be limited to less than twenty-five percent (25%) of the Shares in the Company, disregarding Shares held by “controlling persons,” as such term as defined in ERISA, or an affiliate of a “controlling person”), or if in the opinion of the Manager, based on the advice of counsel, there is a material risk that the Company will fail to qualify for the “operating company” exemption under the Plan Assets Regulation or for any other exemption under the Plan Assets Regulation, the Manager shall then as promptly as practicable use its commercially reasonable efforts to take such actions as it deems necessary and appropriate to prevent or cure such result. Without limiting the generality of the foregoing, the Manager may (i) renegotiate the non-financial terms of any investment or otherwise modify the manner in which the Company conducts its affairs; (ii) permit or require the Transfer, in accordance with §8, of all or a portion of the Shares of any of the ERISA Shareholders; (iii) terminate the right and obligation of ERISA Shareholders to make Capital Contributions to fund investments in accordance with §2; (iv) apply for administrative relief from the DOL or other applicable regulatory body; or (v) require the Transfer, in accordance with §8 of all or a portion of the Shares of any of the ERISA Shareholders. In the case of a redemption, pursuant to this §2.3(d), such redemption shall be effected at a price per Share equal to the NAV per Share as of the end of the calendar quarter immediately preceding such redemption. Further, upon any such redemption of Shares from a Benefit Plan Investor, a portion of the proceeds otherwise payable to such Benefit Plan Investor equal to the accrued, but unpaid fund administration fees and asset management fees shall instead be distributed to the Manager or its Affiliate pursuant to §4.9. On the other hand, if the Manager determines that any such action would not be sufficient to permit the Company to qualify for another exemption under the Plan Assets Regulation or if the Company is unable to make the necessary redemptions, the Manager either shall undertake in good faith to manage the affairs of the Company in a manner which complies with the applicable requirements of ERISA or shall cause the liquidation of the Company. If FUND Assets at any time are deemed to be Plan Assets, then each Company that is an ERISA Shareholder shall, at the request of the Manager, identify to the Manager which of the Persons on a list furnished by the manager of Persons with whom the Company may have had non-exempt dealings are parties in interest or disqualified persons (as defined in §§3 of ERISA and 4975 of the Code, respectively or similar related parties under the applicable provisions of any Similar Law) with respect to such ERISA Shareholder. If any Shares held by the ERISA Shareholder are to be redeemed pursuant to this §2.3(d), the Manager may effect such redemption in cash or in the form of a promissory note, the terms and conditions of which shall be reasonably acceptable to the ERISA Shareholder.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

2.4 Certificates

a)	Upon the issuance of Shares by the Company to any Person, the Company may, but shall not be obligated to, issue one or more Digital Certificates (i.e., Token) in the name of such Person evidencing the number of such Shares being so issued. Certificates shall be executed on behalf of the Company by the Manager. No Certificate representing Shares shall be valid for any purpose, until it has been countersigned by the Transfer Agent, if any. Any or all of the signatures required on the Certificate may be by facsimile or other electronic communication. If the Manager or Transfer Agent, who shall have signed or whose facsimile or other electronic signature shall have been placed upon any such Certificate shall have ceased to be the Manager or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were the Manager or Transfer Agent at the date of issue. Certificates for each class of Shares shall be consecutively numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the Shareholder’s name and the number and type of Shares.

b)	If any mutilated or lost Certificate is surrendered to the Transfer Agent, if any, or to the Company, the Manager on behalf of the Company shall execute, and the Transfer Agent, if any, shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and class or series of Shares as the Certificate so surrendered. The Manager on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver, a new Certificate in place of any Certificate previously issued if the Shareholder: (i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen; (ii) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; (iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction, or theft of the Certificate; and (iv) satisfies any other reasonable requirements imposed by the Company. If a Shareholder fails to notify the Company within a reasonable time after he or she has notice of the loss, destruction, or theft of a Certificate, and a transfer of the Shares represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, the Shareholder shall be precluded from making any claim against the Company or the Transfer Agent for such transfer or for a new Certificate. As a condition to the issuance of any new Certificate under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto, and any other expenses (including fees and expenses of the Transfer Agent) reasonably connected therewith.

2.5 Record Holders

The Company shall be entitled to recognize a Shareholder as the owner of a Share and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Share on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, or guideline. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent, or in some other representative capacity for another Person in acquiring and/or holding Shares, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Shareholder with regards to such Shares.

2.6 Splits and Combinations

a)	Subject to §2.2 and §3, and unless otherwise provided in any Share Designation, the Company may make a pro rata distribution of Shares of any class or series of Shares to all Shareholders of such class or series of Shares, or may effect a subdivision or combination of Shares of any class or series of Shares, in each case, on an equal per-Share basis and so long as, after any such event, any amounts calculated on a per-Share basis or stated as a number of Shares are proportionately adjusted.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

b)	Whenever such a distribution, subdivision, or combination of Shares is declared, the Board shall select a Record Date as of which the distribution, subdivision, or combination shall be effective and shall send notice thereof at least twenty (20) days prior to such Record Date to each Shareholder as of a date not less than ten (10) days prior to the date of such notice. The Board also may cause a firm of independent public accountants selected by it to calculate the number of Shares to be held by each Shareholder after giving effect to such distribution, subdivision, or combination. The Board shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

c)	Promptly following any such distribution, subdivision, or combination, the Company may issue Certificates to the Shareholder(s) with regards to such Shares as of the applicable Record Date representing the new number of Shares held by such Shareholders, or the Board may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Shares outstanding, the Company shall require, as a condition to the delivery to a Shareholder of such new Certificate, the surrender of any Certificate held by such Shareholder immediately prior to such Record Date.

2.7 Agreements

The rights of all Shareholders and the terms of all Shares are subject to the provisions of this Agreement (including any Share Designation).

SECTION 3 - DISTRIBUTIONS

A Share has no rights for receiving a cash distribution.

SECTION 4 - MANAGEMENT

4.1 Rights and Powers of the Board

a)	Management of the Company shall be vested in a Board of Managers of the Company (the “Board”), except to the extent otherwise provided in this Agreement. The Shareholders intend and agree that the Board will manage the Company as defined in the Act. The Board shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company, as set forth in this Agreement, except to the extent otherwise provided in this Agreement. The Board may delegate any of its powers or authority pursuant to this Agreement to any Person or group of individuals, including the Officers, provided, that no such delegation shall cause the Board to cease being the primary and senior governing and managing body of the Company, within the meaning of the Act. The Board hereby delegates its powers or authority pursuant to this Agreement to the Manager, REI Capital Management, LLC. The Manager will serve for an indefinite term, but the Manager may be removed by the Board at any time, or may choose to withdraw as manager, under certain circumstances. Except as expressly set forth herein, no Shareholder, solely in his, her, or its capacity as a Shareholder, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditure on behalf of the Company.

b)	The Manager may assign its rights under this Agreement in its entirety or delegate certain of its duties under this Agreement to any of its Affiliates, without the approval of the Shareholders, so long as the Manager remains liable for any such Affiliate’s performance, and if such assignment or delegation does not require the Company’s approval under the Investment Company Act. The Manager may withdraw as the Company’s manager if the Company becomes required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event. The Manager shall determine whether any succeeding manager possesses sufficient qualifications to perform the management function.

c)	The sole duty of each Board Member to the Company and to the Shareholders shall be to comply in good faith with the terms of this Agreement in a manner that does not constitute Disabling Conduct. It is the express intention of the Shareholders that the provisions of this Agreement, to the extent that they restrict or eliminate the duties of the Board Members to the Company or to any Shareholders otherwise existing at law or in equity, replace such other duties and liabilities; provided, that the foregoing shall not restrict the implied covenant of good faith and fair dealing.

d)	Except as otherwise specifically provided in this Agreement, in exercising its authority under this Agreement, the Board may, but shall be under no obligation to, take into account the tax consequences to any Shareholder of any action taken by it. The Board and the Company shall have no liability to a Shareholder, as a result of an income tax liability incurred by such Shareholder as a result of an action (or inaction) by the Board taken pursuant to and in accordance with its authority under this Agreement.

e)	Subject to the express provisions of this Agreement, the Board shall have full, complete and exclusive right, power and authority to cause the sale or other disposition of all or substantially all of the assets of the Company or a merger, consolidation, reorganization, business combination, or similar transaction with respect to the Company. Further, the Board shall have full, complete and exclusive right, power and authority to grant any approval of the Company, in its capacity as Managing Member of the Operating Company Phat Holding, LLC (the “OC”).

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

f)	The Manager may delegate any of its powers or authority pursuant to this Agreement to any Person or group of individuals, including the Officers, without the approval of the Board, so long as the Manager remains liable for any such Person’s performance, and if such assignment or delegation does not require the Company’s approval under the Investment Company Act. The Manager may withdraw as the Company’s manager if the Company becomes required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event. The Manager shall determine whether any succeeding manager possesses sufficient qualifications to perform the management function.

g)	The Manager shall have the right, power, and authority to (i) request from any Shareholder such information as the Manager deems necessary to eliminate or reduce the exposure of the Company or the Shareholders, in general, to adverse tax, ERISA or regulatory consequences, and (ii) require every prospective Shareholder to (a) represent and agree as to whether it is, or is not, and shall not be for the duration of its investment in the Company, an ERISA Shareholder and (b) provide such other assurances as the Manager may determine.

h)	For the sake of clarity and notwithstanding anything to the contrary in this Agreement, the Company will be managed by the Board within the meaning of §856(a)(1) of the Code and no right under this Agreement shall be interpreted in a manner inconsistent with such requirement.

4.2 Composition of the Board

The Board shall be composed of at least three (3) individuals appointed by the Manager in its capacity as the Manager of the Company. Each individual so appointed is referred to herein as a “Board Member.” The initial Board Members shall be: (i) Alan R Blair; (ii) Matthew Blair; and (iii) Gregg H. Saunders. Each Board Member shall hold office until his or her successor is appointed, or until his or her earlier resignation or removal, in each case, in accordance with §4.3. Each Board Member shall be an individual, but need not be a Shareholder or Officer, or an employee, consultant, independent contractor or agent of the Company or any of its Subsidiaries.

4.3 Resignation, Removal and Replacement of Board Members

a)	Any Board Member may resign from office at any time by giving written notice to the Company. The resignation of any Board Member shall take effect upon the Company’s receipt of such notice or at such later time as shall be specified in the notice or as agreed between the parties. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make the resignation effective. The resignation of a Board Member who is also a Shareholder shall not affect such Person’s rights as a Shareholder.

b)	A Board Member shall be removed from office automatically upon his or her death; or:

i)	The Board Member or the Manager’s continued breach of any material provision of this Agreement following a period of thirty (30) days after written notice thereof (or forty-five (45) days after written notice of such breach, if such Board Member or the Manager, under certain circumstances, has taken steps to cure such breach within thirty (30) days of the written notice);

ii)	The commencement of any proceeding relating to the bankruptcy or insolvency of the Board Member or the Manager, including an order for relief in an involuntary bankruptcy case or the Board Member or the Manager authorizing or filing a voluntary bankruptcy petition;

iii)	The Board Member or the Manager committing fraud against the Company, misappropriating, or embezzling its funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence, or reckless disregard in the performance of his, her, or its duties under this Agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of the Manager or one of its Affiliates and the Manager (or such Affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within thirty (30) days of the Manager’s actual knowledge of its commission or omission, then the Manager may not be removed; or

iv)	The dissolution of the Manager.

c)	Any vacancy occurring on the Board shall be filled by the Manager or Board members making a recommendation to the Membership Committee of the Board, in its capacity as the Committee of the Board charged with recommending new members to be considered for admittance as Board members.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

4.4 Meetings of the Board

a)	Any Board Member shall have the power to call regular meetings of the Board, provided, that, unless otherwise determined by the Board, the Board shall meet at least annually on a schedule to be determined by the Board. Any Board Member shall have the power to call special meetings of the Board. A special meeting of the Board shall be held on the date and at the time set by the party calling the special meeting. All meetings of the Board shall be held at the principal office of the Company or at such other place as may be designated by the Board. If approved by the Board, individuals who are not Board Members may be invited to observe or participate in meetings of the Board in an advisory, non-voting capacity. Board Members may participate in a meeting by means of a conference, telephone, or other communications equipment, if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

b)	No notice is required of regular Board meetings held in accordance with such schedule as may be established by the Board from time to time. It shall be sufficient notice to a Board Member of a special meeting to send notice by overnight courier, email, or facsimile at least one (1) Business Day, before the meeting, addressed to such Board Member at his or her usual or last known business or residence address, email address, or facsimile number, as applicable, or to give notice in person or by telephone at least one (1) Business Day before the special meeting. Notice of a special meeting need not be given to any Board Member if a written waiver of notice, executed by him or her before, after, or at the special meeting, is filed with the records of the meeting, or to any Board Member who attends the special meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a special meeting nor a waiver of notice need specify the purposes of the special meeting. Notice of any special meeting shall be deemed to be delivered, given, and received (i) on the date of receipt if delivered personally or by telephone, (ii) on the next day if delivered by overnight courier, or (iii) on the date of transmission if transmitted by facsimile or email (and, notwithstanding anything in §14.1 to the contrary, the Person to whom such facsimile or email was sent is not required to acknowledge that such facsimile or email was received by such Person in legible form, or to respond to the facsimile or email without indicating that any part of it was received in illegible form, in order for notice of the meeting to be deemed delivered, given, and received pursuant to this sentence).

c)	Board Members entitled to cast at least a majority of the votes entitled to be cast by all Board Members shall be present in person at any meeting of the Board, in order to constitute a quorum for the transaction of business at such meeting. Consent of the Board, for purposes of this Agreement, shall require the affirmative vote of Board Members holding at least a majority of the votes entitled to be cast by all Board Members. Each Board Member shall have one (1) vote on each matter before the Board.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

d)	Each Board Member may vote either in person or by a proxy, which such Board Member has duly executed in writing. No proxy shall be valid after one (1) year from the date of its execution, unless a longer period is expressly provided in the proxy. A duly executed proxy shall be irrevocable, if it states that it is irrevocable, and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Board Member may revoke any proxy which is not irrevocable by attending the relevant meeting and voting in person, or by filing an instrument in writing revoking the proxy, or another duly executed proxy bearing a later date, with the Board. Participation in a meeting by proxy, in accordance with this §4.4(d) shall constitute presence in person at the meeting.

e)	Any action that the Board is empowered to take may be taken on behalf of the Board by a committee that is appointed by action of the Board. Any such committee shall consist of one (1) or more Board Members.

f)	The Board may adopt procedures and methods designed to permit the business of the Company to proceed in an orderly and prompt manner, notwithstanding the necessity of Board approvals required hereunder.

4.5 Action of the Board Without a Meeting

Any action required or permitted to be taken by the Board may be taken without a meeting, without prior notice, and without a vote, if consented to in writing by Board Members holding at least a majority of the votes entitled to be cast by all Board Members.

4.6 Electronic Communications

A transmission of a document in .pdf, .tif, .gif, ..jpeg, or similar format attached to an email message by a Board Member or proxy holder (or by any Person authorized to act on such Person’s behalf) of a proxy or a written consent to an action to be taken shall be deemed to be written, signed, dated, and delivered to the Company for the purposes of this Agreement, provided, that any such email sets forth or is delivered with information from which the Company can determine (i) that the email was transmitted by the Board Member or proxy holder, or by a Person authorized to act for the Board Member or proxy holder, and (ii) the date on which such Board Member, proxy holder, or authorized Person transmitted such email. The date on which such email is transmitted shall be deemed to be the date on which such consent or proxy was signed. Any such email of a consent or proxy shall be treated in all respects as an original executed consent or proxy and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Board Member, each Board Member, proxy holder, or other authorized Person who delivered a consent or proxy by email shall re-execute the original form thereof and deliver such original to the Company.

4.7 Compensation of Board Members

Board Members may receive compensation or other remuneration from the Company, for their services to the Company as Board Members.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

4.8 Officers.

a)	The Board may, from time to time, appoint and remove officers of the Company (the “Officers”). Officers serve at the pleasure of the Board, with such powers and duties as the Board may determine. The Officers may include a President, one or more Senior Vice Presidents and/or Vice Presidents, and such other officers with such powers and duties, as it shall deem necessary or desirable. Unless the Board otherwise determines, if the title assigned to an Officer is one commonly used for officers of a corporation formed under the Delaware General Corporation Law, then the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are customarily associated with such office pursuant to the Delaware General Corporation Law. Each Officer shall have such other duties as the Board may from time to time designate. Each Officer shall serve until his or her successor is appointed and qualifies, or until his or her death or his or her resignation or removal in the manner hereinafter provided. Any two (2) or more offices may be held by the same person. A Shareholder or a Board Member may also serve as an Officer. Appointment of an Officer shall not create contractual rights between the Company and such Officer, other than as stipulated between the parties.

b)	Any Officer may be removed, with or without cause, by the Board. Any such removal by the Board shall be without prejudice to the contractual rights, if any, of the person so removed. Any Officer may resign at any time by giving written notice to the Company. The resignation of any Officer shall take effect upon the Company’s receipt of that notice, at such later time as shall be specified in the notice, or as agreed to by the parties. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make the resignation effective. The resignation of an Officer who is also a Shareholder shall not affect such Person’s rights as a Shareholder. Such resignation shall be without prejudice to the contractual rights, if any, of the Company.

c)	Notwithstanding any other authority granted to any Officer, no Officer shall take, or cause to be taken, any action in contravention of this Agreement or any decision of the Board.

d)	Officers may receive compensation or other remuneration from the Company for their services to the Company as Officers.

e)	The Board may authorize any Officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Company and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease, or other document shall be valid and binding upon the Company, when duly authorized or ratified by action of the Board and executed by an authorized person.

f)	The sole duty of each Officer to the Company and to the Shareholders shall be to comply in good faith with the terms of this Agreement in a manner that does not constitute Disabling Conduct. It is the express intention of the Shareholders that the provisions of this Agreement, to the extent that they restrict or eliminate the duties of the Officers to the Company or to any Shareholders otherwise existing at law or in equity, replace such other duties and liabilities; provided, that the foregoing shall not restrict the implied covenant of good faith and fair dealing.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

4.9 Fees Payable to the Manager or its Affiliates

The Manager or its Affiliates shall be entitled to receive the fees set forth in this §4.9. The Manager or its Affiliates, in their sole discretion, may defer or waive any fee payable to it under this Agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

a)	Fund Administration Fee

A fund administration fee payable quarterly in arrears after the Operations Start Date equal to an annualized rate of 0.50% per annum, which, (i) until the end of the first complete fiscal quarter after the Operations Start Date will be multiplied by the Capital Contributions received from the offering of Shares, pro-rated for the portion of the Company’s fiscal quarter in which the Operations Start Date occurs by multiplying the fund administration fee by a fraction, the numerator of which shall be the number of days in such fiscal quarter following (and including) the Operations Start Date, and the denominator of which shall be the total number of days in such fiscal quarter, and (ii) thereafter will be multiplied by the Applicable Value at the end of each prior quarter.

b)	Asset Management Fee

An annual asset management fee payable quarterly in arrears, after the Operations Start Date, equal to one and one quarter percent (1.25%) per annum, which (i) until the end of the first complete fiscal quarter after the Operations Start Date will be multiplied by the Capital Contributions received from the offering of Shares, pro-rated for the portion of the Company’s fiscal quarter in which the Operations Start Date occurs by multiplying the asset management fee by a fraction, the numerator of which shall be the number of days in such fiscal quarter following (and including) the Operations Start Date and the denominator of which shall be the total number of days in such fiscal quarter, and (ii) thereafter will be multiplied by the Applicable Value at the end of each prior quarter.

c)	Performance Allocations

As an incentive to maximize the per share NAV over time, the Manager may receive a grant of OC Units commencing with the fourth (4th) year of operations, as defined in the Phat Holding LLC operating agreement.

4.10 Leverage

The Board is authorized to cause the Company and its Subsidiaries to enter into financing arrangements in accordance with the leverage policy as described in the Offering Document (the “Leverage Policy”). The Board may not cause or permit the Company and its Subsidiaries to incur any indebtedness in violation of the Leverage Policy, unless such indebtedness is approved by the Investment Committee of the Board. The Board, at its sole discretion, may change the Leverage Policy from time to time.

4.11 Intentionally Left Blank

4.12 Investment Committee

a)	The Manager shall have an investment committee (the “Investment Committee”) consisting of no fewer than three (3) members. The initial members of the Investment Committee shall be as follows:

i)	Alan R. Blair;

ii)	Matthew Blair; and

iii)	Gregg H. Saunders.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

b)	Each member of the Investment Committee shall serve until he or she resigns, dies, or is removed by the Board. Any vacancy on the Investment Committee for any reason shall, subject to the next sentence, be filled by the Membership Committee of the Board; provided, that the Board, in its discretion, may elect not to fill any vacancy, so long as the Investment Committee has at least three (3) members. The unanimous approval of the Investment Committee will be required for all investment decisions, including acquisitions, dispositions, and financings, as well as approving asset business plans and any material changes to those business plans.

The Manager shall reasonably promptly notify the Shareholders of any change in the membership of the Investment Committee, provided that such notice may be given in the publicly available disclosures filed with the Commission or other regulatory body, as applicable.

4.13 Holding Assets in Operating Company

The Company intends to operate its business through the Operating Company, created as a wholly owned subsidiary of the Company. The shares of the Operating Company are OC Units. The Company will own the number of OC Units of the Operating Company equal to the number of Shares of the Company outstanding at any time. In the event that the Company issues Shares, the Company shall contribute the net proceeds raised in connection with such issuance to the Operating Company and receive the number of OC Units of the Operating Company equal to the number of Shares issued by the Company with designations, preferences, and other rights, all such that the economic interests of such OC Units shall be substantially similar to the designations, preferences, and other rights of the Shares so issued by the Company.

4.14 Certain Conflicts of Interest

Except as may be provided herein or as otherwise addressed by the Company’s conflicts of interest policies, the Company may not engage in any transaction involving a Conflict of Interest without first submitting such transaction to the Independent Representative for approval, to determine whether such transaction is fair and reasonable to the Company and the Shareholders; provided, however, that the Company may acquire certain investments warehoused by REICG, REICM, or its Affiliates, after the Operations Start Date, by purchasing at least a majority stake in, and control of, such warehoused investments from REICG, REICM, or its affiliates, or, regarding the warehoused investments, may obtain related party loans from, or issue a participation interest to REICG, REICM, or its Affiliates without a determination by the Independent Representative that such transaction is fair and reasonable to the Company and that the consideration paid by the Company with respect to warehoused investments acquired from REICG, REICM, or its Affiliates shall equal the acquisition cost (including, without limitation, any legal fees, due diligence costs, loan fees, and any other expenses incurred from the original closing of such warehoused investments) plus any capital expenditures incurred by REICG, REICM, or its Affiliates related to the warehoused investments (collectively, the “Warehoused Transactions”). The resolution of any Conflict of Interest approved by the Independent Representative shall be conclusively deemed to be fair and reasonable to the Company and not a breach of any duty hereunder at law, in equity, or otherwise. Notwithstanding the above, to the extent required by applicable law, any transaction involving certain Conflicts of Interest (except for Warehoused Transactions) shall be subject to review and approval by the Independent Representative.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

SECTION 5 - Shareholders

5.1 Admission; Rights and Powers

Upon issuance of Shares to a Person, in accordance with this Agreement, such Person shall become a Shareholder of the Company. No Shareholder shall have any other right or power to take part in the management or control of the Company or its business and affairs or any right or power to act for or bind the Company in any way. No Shareholder, in its capacity as a Shareholder, owes a fiduciary duty to the Company, or any other Shareholder and such Shareholder may act in its own self-interest.

5.2 No Withdrawal or Dissolution

No Shareholder shall at any time withdraw from the Company under the Act or otherwise, except pursuant to a Transfer permitted under §8, or unless the Board otherwise consents to such withdrawal. No Shareholder shall have the right to have the Company dissolved or to have its contribution to the capital of the Company returned, except as provided in this Agreement. The Shareholders shall take no action to dissolve the Company, except as expressly contemplated by this Agreement. Each Shareholder covenants not to apply to any court for a decree of dissolution of the Company, under the Act or otherwise. The dissolution or bankruptcy of a Shareholder, or any other event that causes a Shareholder to cease to be a Shareholder of the Company shall not, in and of itself, dissolve or terminate the Company.

5.3 Consent

Each of the Shareholders hereby consents to the exercise by the Board of all the rights and powers conferred on the Board by this Agreement; provided, however, that the consent provided in this §5.3 shall not be deemed to modify or restrict the duties set forth in §4.1(c) of this Agreement.

5.4 No Dissenters’ Rights

No Shareholder shall have any of the rights to dissent as set forth in the Act or otherwise.

5.5 No Appraisal Rights

No Shareholder shall have any contractual appraisal rights, as set forth in §18-210 of the Act or otherwise.

5.6 ERISA Representations, Covenants and Warranties of the Shareholders

Each of Shareholders hereby warrants, covenants, and represents to the Manager and each other Shareholder, with full knowledge that each such Shareholder is acting in reliance upon the same in executing this Agreement and commencing performance hereunder, that if such Shareholder becomes an ERISA Shareholder, ceases to be an ERISA Shareholder, or the portion of the funds or other consideration used to acquire such Shareholder’s Interest that is considered Plan Assets increases or decreases, such Shareholder shall immediately notify the Manager in writing.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

SECTION 6 - BOOKS AND RECORDS; REPORTS

6.1 Books and Records

The Company shall maintain, at its principal place of business (or such other place as the Board may designate), the books and records normally and customarily maintained, or as required to be maintained by the Act, which shall be available upon reasonable notice for inspection by the Shareholders at reasonable hours during any Business Day. A Shareholder may, subject to reasonable standards as may be established from time to time by the Board, obtain from the Company, from time to time upon reasonable demand for any purpose reasonably related to such Shareholder’s interest in the Company, such information (including that specified in §18-305 of the Act) regarding the affairs of the Company, as is just and reasonable. All financial records shall be maintained, and all financial reports required hereby shall be presented, in U.S. dollars.

6.2 Annual Reports

The Company shall prepare an annual report and deliver it to Shareholders within 120 days after the end of each fiscal year. The annual report will contain audited financial statements. Such requirement may be satisfied by the Company through any annual reports otherwise required to be publicly filed by the Company pursuant to applicable securities laws.

6.3 Tax Matters

Except as otherwise provided in this §6.3, the Board shall have the exclusive right to determine whether the Company shall make available elections for federal, state or local income tax purposes. Notwithstanding the foregoing, the Company intends to file its U.S. federal income tax returns and state tax returns, as applicable, as a “C” corporation.

6.4 Electronic Delivery

Each Shareholder consents to the delivery by the Company of all financial statements, tax forms, investor newsletters, offering document supplements, revised Company governing documents, annual privacy notice, and other investor notices and materials by posting them on the Company’s password-protected website.

SECTION 7 - AMENDMENTS

7.1 Amendments Generally

Except as otherwise provided in this §7, and notwithstanding any contrary provision of the Act, this Agreement may be amended from time to time by the Board in its sole discretion. Proposals to amend this Agreement shall be made solely by, or with the consent of the Manager.

7.2 Amendment by the Board

Without in any way limiting §7.1 above, the Board may cause this Agreement to be amended, by causing an instrument of amendment to be executed and giving each Shareholder notice thereof, without the consent of any Shareholder:

a)	To cure any ambiguity or correct or supplement any provisions hereof, which may be inconsistent with any other provision hereof, or the governing documents of the operating agreement of any Subsidiary, or to correct any printing or clerical errors, or omissions, so long as such amendment under this §7.2(a) does not adversely affect the rights or interests of any of the Shareholders;

b)	To give effect to the admission, redemption, or withdrawal of Shareholders, in accordance with the terms hereof;

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

c)	To make changes to this Agreement negotiated with partners, or other beneficial owners admitted to the Company, or any of their respective Subsidiaries, after the Effective Date.

d)	To add to the representations, duties, or obligations of the Board or surrender any right or power granted to the Board herein;

e)	To satisfy any requirements, conditions, guidelines, or opinions contained in any applicable opinion, directive, order, ruling, or regulation of any governmental authority including, without limitation, the SEC, IRS, or any other federal, state, or non-U.S. governmental agency, or in any applicable statute or law (including, without limitation, any federal, state, or non-U.S. statute), compliance with which the Board deems to be in the best interests of the Company and its Shareholders;

f)	As may be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives, or special measures;

g)	To change the name of the Company, in accordance with §1.2, or change its principal place of business, registered office, or registered agent, in accordance with §1.4; and

h)	To address changes in regulatory or tax legislation.

7.3 Amendments Provided to Shareholders

The Company will provide each Shareholder with a copy of any amendment to this Agreement made pursuant to this §7.

7.4 Amendment of Certificate

In the event this Agreement shall be amended pursuant to this §7, the Board shall cause the Company to amend the Certificate of Formation to reflect such change, if such amendment to the Certificate of Formation is required, or if the Board deems such amendment to be desirable, and shall make any other filings or publications required or desirable to reflect such amendment.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

SECTION 8 - TRANSFER OF SHARES AND REDEMPTIONS

8.1 Registration and Transfer of Shares

Subject to the restrictions on transfer and ownership limitations contained below:

a)	The Company shall keep, or cause to be kept on behalf of the Company, a register that will provide for the registration and transfer of Shares. Unless otherwise provided in any Share Designation, a Transfer Agent may, in the discretion of the Board, or as otherwise required by the Exchange Act, be appointed registrar and transfer agent for the purpose of registering Shares and transfers of such Shares as herein provided. Upon surrender of a Certificate for registration of transfer of any Shares evidenced by a Certificate, the Board shall execute and deliver, and in the case of Shares, the Transfer Agent, if any, shall countersign and deliver, in the name of the holder, or the designated transferee or transferees, as required pursuant to the Shareholder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Shares as were evidenced by the Certificate so surrendered; provided, that a transferor shall provide the address, facsimile number, and email address for each such transferee as contemplated by §14.1.

b)	The Company shall not recognize any transfer of Shares (i) until the Certificates evidencing such Shares, if any, are surrendered for registration of transfer, or (ii) if the Manager determines that, based on the advice of counsel, such transfer would (1) violate, or require registration or qualification under applicable Federal, state or foreign securities laws, (2) cause the Company’s assets to be deemed to be Plan Assets or to become subject to the provisions of ERISA, the Code, or the provisions of any applicable Similar Law, (3) cause the Manager to become a fiduciary with respect to the assets of any existing or contemplated ERISA Shareholder pursuant to ERISA or the provisions of any applicable Similar Law, or (4) otherwise violate any applicable law. No charge shall be imposed by the Company for such transfer; provided, that as a condition to the issuance of any new Certificate, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

c)	In the event that the Shares are not evidenced by a Certificate, the Company shall not recognize any transfer of shares until it has received written documentation that the Board, in its sole discretion, determines is sufficient to evidence the transfer of such Shares.

d)	By acceptance of the transfer of any Share, each transferee of a Share (including any nominee holder, or an agent or representative acquiring such Shares for the account of another Person) (i) shall be admitted to the Company as a Substitute Shareholder with respect to the Shares so transferred to such transferee, when any such transfer or admission is reflected in the books and records of the Company, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the holder of record of the Shares so transferred, (iv) grants powers of attorney to the Board and any Liquidating Trustee of the Company, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The transfer of any Shares and the admission of any new Shareholder shall not constitute an amendment to this Agreement.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

e)	Notwithstanding the foregoing, so long as (i) REICM, or one of its Affiliates, remains the Manager of the Company, and (ii) access to an online portal and the ability to open accounts thereon is reasonably available to potential transferees, no transfer of Shares shall be valid unless the transferee has established an account on such online platform.

8.2 Personal Conduct Repurchase Right

a)	In the event that a Shareholder fails to conform its personal conduct to common and accepted standards of good citizenship, or conducts itself in a way that reflects poorly upon the Company, as determined by the Board in its sole, but good faith, discretion, the Board may elect, at its sole discretion, to cause the Company to repurchase all, but not less than all, of the Shares held by such Shareholder.

b)	In the event that the Board elects to cause the Company to repurchase any Shares pursuant to this §8.2, the Company shall, within fifteen (15) business days of the Board’s election, send written notice to the applicable Shareholder stating that the Company is exercising its right to repurchase such Shares pursuant to §8.2 of this Agreement.

c)	In connection with any repurchase by the Company of Shares pursuant to this §8.2, the purchase price paid to the applicable Shareholder shall be equal to the Market Price as of the end of the fiscal quarter prior to the quarter in which the Board elects to repurchase the Shares. Any purchase price paid pursuant to this §8.2 shall be delivered to the applicable Shareholder within fifteen (15) business days after the notice specified in §8.2(b) above is delivered to such Shareholder. Any Shares repurchased pursuant to this §8.2 will not be treated as outstanding, and the applicable Shareholder will cease to be a Member of the Company, as of the date that the purchase price is delivered to the applicable Shareholder.

8.3 Redemption Plan.

The Board may, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, cause the Company to establish a redemption plan (a “Redemption Plan”), pursuant to which a Shareholder may request that the Company redeem all or any portion of their Shares, subject to the terms, conditions and restrictions of the Redemption Plan. In its sole discretion and to the fullest extent permitted by applicable laws and regulations, the Board may set the terms, conditions, and restrictions of any Redemption Plan and may amend, suspend, or terminate any such Redemption Plan at any time for any reason. The Company shall promptly notify the Shareholders of any such amendment, suspension, or termination of such Redemption Plan. The Board may also, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, decline any particular redemption request made pursuant to a Redemption Plan, if the Board believes such action is necessary and in the best interest of the Company.

8.4 Restriction Period

This period shall be stated in the Offering Document and shall be the holding period before Shares may be sold or traded. This holding period may be longer than that set by any SEC regulation and is set for the purpose of establishing sufficient financial performance and financial reporting.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

SECTION 9 - (Reserved)

SECTION 10 - DUTIES; LIABILITY; INDEMNIFICATION

10.1 Other Activities

Each Shareholder, together with each of the Board Members, the Manager, and each of their Affiliates, may, subject to the terms of this Agreement and the establishment and existence of the Company, engage in whatever activities such Person may choose, whether such activities are competitive or comparable with the activities of the Company or otherwise, and no such activity will be a violation of the duties set forth in §4.1(c).

10.2 Limitation of Liability

To the maximum extent permitted under the Act, in effect from time to time, none of (A) the Manager, any of its Affiliates, any director, officer, shareholder, partner, member, employee, trustee, representative, agent of the Manager or any of its Affiliates, including any member of the Board; (B) the Company, any of their respective Affiliates, any director, officer, shareholder, partner, member, employee, trustee, representative, or agent of the Company or any of such Affiliates, including the Manager; or (C) any other Person so designated by the Board (each, an “Exculpated Person” and collectively, the “Exculpated Persons”) shall NOT be liable to the Company or to any Shareholder for (i) any act performed or omission to perform by such Exculpated Person, or for any losses, claims, costs, damages, or liabilities arising from any such act or omission, except to the extent such loss, claim, cost, damage, or liability results from (a) fraud or intentional misconduct by such Exculpated Person, (b) criminal conduct which the Exculpated Person had no reasonable cause to believe was lawful, (c) in the case of Persons listed in clauses (A) and (B) above, gross negligence by such Exculpated Person, or (d) in the case of Persons listed in Clauses (A) and (B) above, any transaction for which such Exculpated Person received an actual benefit in violation or breach of any provision of this Agreement (all items in (a) through (d), collectively, “Disabling Conduct”), (ii) any tax liability imposed on the Company, unless such tax liability results from Disabling Conduct, or (iii) any losses due to the fraud, willful misconduct, or gross negligence of any agents of the Company or Subsidiary, unless the selection or monitoring of such agents involved Disabling Conduct by an Exculpated Person. Without limiting the generality of the foregoing, each Exculpated Person shall, in the performance of his, her, or its duties, be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports, or statements presented to such Exculpated Person by the Board, the Manager, or by any other Person as to matters such Exculpated Person reasonably believes are within such other Person’s professional or expert competence and who has been selected and monitored with reasonable care by or on behalf of the Board, the Manager, the Company, or its Affiliates. This §10.2 shall not apply to the actions of the Manager, or any of its Affiliates taken pursuant to Affiliate Service Contracts, which actions shall be governed by the applicable Affiliate Service Contract and the duties and standards of care set forth therein. Any termination of this Agreement or amendment to this §10.2 shall not adversely affect any right or protection of an Exculpated Person existing at the time of such termination or amendment.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

10.3 Indemnification

To the fullest extent permitted by law:

a)	The Company (and any receiver, liquidator, or trustee of, or successor to, the Company) shall indemnify and hold harmless each Exculpated Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, investigations (internal or otherwise), costs, expenses, and disbursements of any kind or nature whatsoever (including all costs and expenses of defense, appeal, and settlement of any and all suits, actions, and proceedings involving such Exculpated Person and all costs of investigation (internal or otherwise) in connection therewith) that may be imposed on, incurred by, or asserted against such Exculpated Person in any way relating to or arising out of, in connection with, alleged to relate to or arise out of, or in connection with any action or inaction on the part of such Exculpated Person that relates in any way to the Company, any Subsidiary thereof, any Strategic Investment, or to the business or assets thereof; provided, however, that the indemnification obligations in this §10.3(a) shall not apply to (i) the portion of any liability, loss, obligation, damage, penalty, cost, expense, or disbursement that results from Disabling Conduct, or (ii) disputes solely among the Exculpated Persons and which involve no third parties.

b)	Prior to the final disposition of an action, claim or proceeding with respect to which an Exculpated Person may be entitled to indemnification pursuant to this §10.3, such Exculpated Person shall be reimbursed by the Company for any expenses that are incurred by such Exculpated Person in connection with such action, claim, or proceeding promptly upon receipt by the Company of a legally binding undertaking from the Exculpated Person to repay all amounts so paid by the Company to the extent that it is finally judicially determined (not subject to appeal) that the Exculpated Person is not entitled to be indemnified therefor under the terms hereof. In the event that the Company advances funds to an Exculpated Person pursuant to the preceding sentence, such undertaking shall provide that, the Company shall have a right of subrogation with respect to any right of such Exculpated Person to recover from any insurance or other source of recovery.

c)	If a claim for indemnification or payment of expenses hereunder is not paid in full within ten (10) Business Days, after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under this Agreement.

d)	If for any reason (other than the Disabling Conduct of such Exculpated Person) the indemnification set forth in §10.3(a) is unavailable to an Exculpated Person, or is insufficient to hold such Exculpated Person harmless, in respect of any losses, claims, costs, damages, or liabilities referred to in §10.3(a), then the Company shall contribute to the amount paid or payable by such Exculpated Person as a result of such loss, claim, cost, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and such Exculpated Person, on the other hand, but also the relative fault of the Company and such Exculpated Person, as well as any relevant equitable considerations.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

e)	The reimbursement, indemnity, and contribution obligations of the Company under this §10.3 shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Company and each Exculpated Person. Any termination of this Agreement or amendment to this §10.3 shall not adversely affect any right or protection of an Exculpated Person existing at the time of such termination or amendment.

f)	The Manager shall have the power, on behalf of the Company, to purchase and maintain insurance on behalf of the Exculpated Persons against any liability asserted against or incurred by them in any such capacity or arising out of any such Exculpated Person’s status as the Manager, the Company, any of their respective Affiliates, or any member of the Board, director, officer, shareholder, partner, member, employee, trustee, representative, or agent of any of them, whether or not the Company would have the power to indemnify such Exculpated Person against such liability under the provisions of this Agreement. Notwithstanding any provision hereof to the contrary, each Exculpated Person shall be a third party beneficiary of §10.2 and this §10.3.

g)	This §10.3 shall not apply to the actions of the Manager, or any of its Affiliates taken pursuant to Affiliate Service Contracts, which actions shall be governed by the applicable Affiliate Service Contract and the indemnification provisions set forth therein.

SECTION 11 - DISSOLUTION AND WINDING UP

11.1 Liquidating Events.

The Company shall dissolve and commence winding up and liquidating upon, and only upon, the occurrence of any of the following (“Liquidating Events”):

a)	The election of the Board (or, if the Manager or at least 66.6% of the Board Members have been removed for “cause” pursuant to §4.3);

b)	At any time that the Company no longer has any Shareholders, unless the Company’s business is continued in accordance with the Act;

c)	The sale or disposition of all or substantially all of the assets held directly or indirectly by the Company;

d)	Entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act; or

i)	The Manager determines that the assets of the Company may be deemed to be Plan Assets, or

ii)	The Manager determines that such earlier dissolution is necessary or advisable because there has been a material adverse change in any applicable law or regulation, or to avoid any violation of, or registration under, the Investment Company Act, ERISA, §4975 of the Code, or applicable Similar Law.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

11.2 Winding Up.

Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, satisfying the claims of its creditors, and distributing its remaining assets to the Shareholders. In connection with the liquidation or winding up of the Company, the Board or the Liquidating Trustee (as defined below) may, among other things, cause a sale of all or substantially all of the assets of the Company to a third party or cause a sale of individual properties, in each case, without any approval of the Shareholders, so long as the consideration consists of cash or marketable securities. Upon the occurrence of a Liquidating Event, no Shareholder shall take any action that is inconsistent with the winding up of the Company’s business and affairs, in accordance with this §11.2. The Board or, if the Board Members have withdrawn or otherwise been removed from the Company, any Person (the “Liquidating Trustee”) designated in writing by the Manager shall be responsible for overseeing the winding up and dissolution of the Company. The Board or the Liquidating Trustee, as the case may be, shall conduct such winding up in a reasonable period of time under the circumstances, and, in any case, as expeditiously as is in the best interests of the Company as determined by the Board or the Liquidating Trustee, as the case may be. The assets of the Company shall be liquidated by the Board or the Liquidating Trustee, as the case may be, and the proceeds thereof shall be applied and distributed in the following order:

a)	First, to creditors, including Shareholders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by making of reasonable provision for payment) other than liabilities for distribution to Shareholders on account of their respective interests in the Company; and

b)	The balance, if any, to the Shareholders.

11.3 Rights of Shareholders

Each Shareholder shall look solely to the assets of the Company for the return of its Capital Contribution. Except as otherwise provided in this Agreement, no Shareholder shall have priority over any other Shareholder, as to (i) the return of its Capital Contribution, (ii) distributions, or (iii) allocations.

11.4 Notice of Dissolution

In the event a Liquidating Event occurs, the Company shall, within thirty (30) days thereafter, provide written notice thereof to each of the Shareholders.

11.5 Certificate of Cancellation

Upon the dissolution and the completion of winding up of the Company, the Board or the Liquidating Trustee, as the case may be, shall promptly execute and cause to be filed a certificate of cancellation in accordance with the Act and appropriate instruments under the laws of any other states or jurisdictions in which the Company has engaged in business.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

SECTION 12 - POWER OF ATTORNEY

12.1 Power of Attorney.

Each Shareholder hereby irrevocably makes, constitutes, and appoints each Board Member, the Manager, and the Liquidating Trustee, if any, in such capacity as the Liquidating Trustee for so long as it acts as such, as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record, and file: (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of formation of the Company and all amendments thereto required, permitted by law, or the provisions of this Agreement; (c) all certificates and other instruments deemed advisable by the Board, the Manager, or the Liquidating Trustee to carry out the provisions of this Agreement and applicable law, or to permit the Company to become or continue as a Limited Liability Company or a company wherein the Shareholders have limited liability in each jurisdiction where the Company may be doing business; (d) all instruments that the Board, the Manager, or the Liquidating Trustee deems appropriate to reflect a change or modification of this Agreement or the Company in accordance with this Agreement, including in connection with any Transfer of Shares, the admission of additional Shareholders or substituted Shareholders, or the issuance or redemption of Shares, in each case pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the Board, the Manager, or the Liquidating Trustee to effect the dissolution and termination of the Company (consistent with §11); (f) all fictitious or assumed name certificates required or permitted (in light of the Company’s activities) to be filed on behalf of the Company; and (g) all other instruments or papers that may be required or permitted by law to be filed on behalf of the Company that are not legally binding on the Shareholders in their individual capacity and are necessary to carry out the provisions of this Agreement. The Board or the Manager shall notify each Shareholder for which it has exercised a power-of-attorney, as soon as practicable thereafter.

12.2 Survival of Power-of-Attorney

The foregoing power of attorney:

a)	Is coupled with an interest, shall be irrevocable, and shall survive and not be affected by the subsequent death, disability, or incapacity of any Shareholder;

b)	May be exercised by the Board Member, the Manager, or the Liquidating Trustee, as appropriate, either by signing separately as attorney-in-fact for each Shareholder, or by a single signature of the Board Member, the Manager, or the Liquidating Trustee, as appropriate, acting as attorney-in-fact for all of them; and

c)	Shall survive the delivery of any assignment by a Shareholder of the whole or any fraction of its interest in the Company; except that, where the assignee of the whole of such Shareholder’s interest in the Company will be admitted to the Company as a substituted Shareholder in accordance with the terms hereof, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Board Member, the Manager, or the Liquidating Trustee, as appropriate, to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

12.3 Written Confirmation of Power-of-Attorney.

Each Member shall execute and deliver to the Company within fifteen (15) days after receipt of the Company’s request therefor, a confirmatory or special power-of-attorney, containing the substantive provisions of this §12.

SECTION 13 - SHAREHOLDERS’ VOTING POWERS AND MEETING

13.1 Voting

Shares shall NOT entitle the Shareholders to vote on any matters.

13.2 Voting Rights

The Shares will have NO Voting rights.

13.3 U.S. Foreign Investment Acts

The Committee on Foreign Investment in the U.S. (“CFIUS”) regulations implementing the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) took effect on February 13, 2020. The new rules are intended to strengthen the oversight and expand the jurisdictional reach of CFIUS.

Under the new regulations, in addition to controlling investments, foreign non-controlling investments (or covered investments) are subject to CFIUS jurisdiction if 1) the acquired U.S. business qualifies as a Transfer, Infrastructure, or Data (“TID”) business and 2) the minority foreign investment is allowed a) access to material nonpublic technical information, b) membership or observer rights on the board of directors or equivalent governing body, or c) substantive involvement in the U.S. business’ decision-making with respect to the TID.

The FIRRMA amended rules governing the CFIUS to provide CFIUS with the authority to review minority foreign investments in certain U.S. businesses, as well as certain real estate transactions, departing from the traditional focus on foreign control over a U.S. business. FIRRMA also mandated that CFIUS issue new rules governing the scope of its review authority. On Sept. 17, 2019, CFIUS published proposed rules governing the foreign acquisition and ownership of real estate, with far-reaching consequences for both real estate purchasers and landlords.

Since REICG has been specifically designed to attract global investors, the Company may have an unknown number of non U.S. Investors at any given time in the future. By providing that the Membership Interests will not have any voting rights associated with them, we can be sure always to be in compliance with the CIFIUS rules and regulations including FIRRMA.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

SECTION 14 - MISCELLANEOUS

14.1 Notices

Any notice, demand or communication required or permitted to be given pursuant to any provision of this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by prepaid postage, certified mail (internationally - airmail), return receipt requested, (iii) transmitted by facsimile transmission, email, or other electronic means, or (iv) delivered by a U.S. nationally recognized overnight courier, addressed as follows, or to such other address as such Person may from time to time specify by notice, in the case of the Company or the Board, to the Shareholders and, in the case of a Shareholder, to the Company:

a)	If to the Company, to the Company at the address of the principal place of business of the Company set forth in §1.4(a);

b)	If to the Manager, to the address of the principal place of business of the Company set forth in §1.4(a); and

c)	If to a Shareholder, to the address of such Shareholder as set forth in the books and records of the Company (or the Transfer Agent, if any).

Any such notice, demand or communication shall be deemed to be delivered, given, and received for all purposes hereof (a) on the date of receipt if delivered personally or by courier, (b) three (3) days after posting, if transmitted by prepaid postage, registered mail (internationally - airmail), or (c) the date of transmission if transmitted by facsimile, email, or other electronic means. If received by recipient no later than 4:30 p.m. in recipient’s local time zone on a Business Day, such notice, demand, or communication shall be deemed to be delivered on the following Business Day, provided, that the Person to whom the facsimile or email was sent acknowledges that such facsimile or email was received by such Person in completely legible form, or that such Person responds to the facsimile or email without indicating that any part of it was received in illegible form, whichever shall first occur. Notwithstanding the foregoing, the Company may deliver distribution notices, reports, and tax information pursuant to §6 and amendments made pursuant to §7 by email (including an email referring the recipient to the Company’s investor portal), and no acknowledgement or response shall be necessary for deemed delivery to occur.

14.2 Binding Effect

Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Shareholders and his, her, or its respective successors, transferees, and assigns.

14.3 Construction

Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Shareholder.

14.4 Time

Time is of the essence with respect to this Agreement.

14.5 Headings

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

14.6 Severability

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

14.7 Further Action

Each Shareholder, upon the request of the Company, agrees to perform all further acts and execute, acknowledge, and deliver any documents, which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

14.8 Governing Law

The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Shareholders.

14.9 Waiver of Action for Partition

Each of the Shareholders irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Company’s assets.

14.10 Counterpart Execution

This Agreement may be executed in any number of counterparts, and each Shareholder may execute a separate signature page, with the same effect as if all of the Shareholders had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

14.11 Board’s Discretion

Whenever in this Agreement the Board is permitted or required to make a decision, unless otherwise explicitly provided in this Agreement, it may do so in its sole and absolute discretion; provided, that nothing in this §14.11 shall affect or modify the Board Members’ standard of care set forth in §4.1(c) of this Agreement or permit the Board to take actions in violation of this Agreement.

14.12 Entire Agreement

This Agreement (including all exhibits hereto), together with (a) the Subscription Agreements relating to each Shareholder’s subscription for Shares and (b) side letters, if any, between a Shareholder and the Company (provided that any such side letter shall only be applicable to the Shareholder signatory thereto), constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior understandings or agreements, oral or written, among the parties.

14.13 Third Party Beneficiaries

Other than as specifically set forth in §10.3(f), this Agreement is exclusively for the benefit of the parties hereto and their successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action, or other right.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

14.14 Jurisdiction; Waiver of Jury Trial

a)	Each party hereby irrevocably (i) submits to the exclusive jurisdiction of the Delaware Court of Chancery or other state or federal court in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, the relations between the parties, and any matter, action or transaction described in this Agreement, whether in contract, tort or otherwise, including, as applicable, claims arising from federal securities laws, (ii) agrees that such courts shall have exclusive jurisdiction over such actions or proceedings, (iii) waives the defense that Delaware is an inconvenient forum to the maintenance and continuation of such action or proceeding, (iv) consents to the service of any and all process in any such action or proceeding by the mailing of copies (certified mail, return receipt requested, and prepaid postage) of such process to them at their addresses specified in §14.1, and (v) agrees that a final and non-appealable judgment rendered by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that an action or proceeding is initiated in one of the courts referenced above and is pending, the parties agree, for the convenience of the parties and subject to any limitations on subject matter jurisdiction of the court, to initiate any counterclaims or related actions in the same proceeding (as opposed to a separate proceeding in any of the other courts specified above).

b)	EACH PARTY HERETO, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING, WHETHER IN CONTRACT OR IN TORT, RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT OR TO ANY DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS), INCLUDING, AS APPLICABLE, CLAIMS ARISING FROM FEDERAL SECURITIES LAWS.

c)	Notwithstanding §§14.14(a) and 14.14(b), the parties hereto will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

14.15 Confidentiality.

a)	Except as may be required by law or valid subpoena or other lawful process, the failure to comply with which would subject the respective Shareholder to damages or judicial or administrative censure or contempt (or as may be required in connection with an examination or audit of a Shareholder by any governmental agencies having regulatory jurisdiction over a Shareholder), each Shareholder shall maintain in strict confidence, and shall not disclose to any Person (other than the Board, the Manager, or another Shareholder, or its or their respective advisors, each of whom shall be bound by this §14.15), any and all material, nonpublic information concerning the operations, business, or affairs of the Fund, the Company, any Affiliate of the foregoing Persons or any Shareholders (“Confidential Information”). Each Shareholder that is subject by law to requirements of public access and disclosure and/or regulatory review shall nonetheless endeavor by all legally permissive means reasonably available to it (other than the obligation to engage in legal proceedings) to maintain the confidentiality of all Confidential Information. If any Shareholder is compelled by law, regulation, subpoena, legal process, or other demand to which such Shareholder believes it is legally obligated to comply, to disclose any Confidential Information, such Shareholder shall use its best efforts to give prompt notice of such fact to the Company, so that the Company or affected Shareholder may, if it desires, seek a protective order or other governmental or judicial relief to prevent disclosure of such information.

b)	Any obligation of a Shareholder pursuant to this §14.15 may be waived by the Board in its sole discretion.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

REI CAPITAL GROWTH, LLC

A Delaware Limited Liability Company

REI CAPITAL MANAGEMENT, LLC, as attorney-in-fact:

/s/ Alan R. Blair		September 1, 2020
Signature		Date
By:	Alan R. Blair
Title:	Managing Member